Exhibit 99.1

NEWS ANNOUNCEMENT                                                                                      For Immediate Release

NEXSTAR BROADCASTING SECOND QUARTER
NET REVENUE RISES 1.3% TO RECORD $75.5 MILLION

- Growth of Core TV Advertising, e-Media and Retransmission Fee Revenue
Drives Record Second Quarter EBITDA and Strong Free Cash Flow -

- Second Quarter Operating Income of $12.9 Million -

Irving, TX – August 9, 2011 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (“Nexstar”) today reported financial results for the second quarter ended June 30, 2011 as summarized below:

Summary 2011 Second Quarter Financial Highlights

($ in thousands)	Three Months Ended June 30,
	2011	2010	Change
Local Revenues	$45,666	$43,337	+5.4%
National Revenues	$16,356	$16,149	+1.3%
Local and National Core Revenue	$62,022	$59,486	+4.3%

Political Revenues	$2,032	$6,808	(70.2)%
e-Media Revenue	$4,083	$3,333	+22.5%
Retransmission Fee Revenue	$8,600	$7,261	+18.4%
Management Fee Revenue	$500	$500	-
Network Comp, Other	$873	$1,042	(16.2)%
Trade and Barter Revenue	$5,389	$4,579	+17.7%
Gross Revenue	$83,499	$83,009	+0.6%
Less Agency Commissions	$7,994	$8,467	(5.6)%
Net Revenue	$75,505	$74,542	+1.3%

Income from Operations	$12,925	$13,958	(7.4)%

Broadcast Cash Flow(1)	$29,977	$30,721	(2.4)%

Adjusted EBITDA(1)	$25,461	$25,137	+1.3%

Free Cash Flow(1)	$10,033	$11,217	(10.6)%

(1)	Definitions and disclosures regarding non-GAAP financial information are included on page 4, while reconciliations are included on page 7.

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Nexstar Broadcasting Group Q2 2011 Results, 8/9/11	page 2

CEO Comment
Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “The ongoing advertising rebound in our markets and Nexstar’s effectiveness in driving new-to-television local direct billings drove our seventh consecutive quarter of core television advertising revenue growth.  The 4.3% rise in core ad revenue growth, 22.5% increases in e-Media revenue and 18.4% gain in retransmission fee revenue offset the reduction in political revenue and led to record second quarter net revenue and EBITDA.

“Excluding the impact of political revenue from both periods, Nexstar’s 2011 second quarter gross revenue rose 6.9% year-over-year and by 6.1% in the first half of 2011 versus the first half of 2010.  In aggregate, 2011 second quarter retransmission fee, mobile and e-Media and management fee revenue rose 18.8% to $13.2 million from the year-ago period, and these higher margin revenue streams accounted for 17.5% of 2011 second quarter net revenue compared to 14.9% in the 2010 second quarter.

“Positive core television advertising trends are continuing for Nexstar in the third quarter to date and we remain confident in growing all of our non-political revenue sources in the second half of 2011.  Beyond Nexstar’s continued operating and financial momentum, we further expanded and diversified our station base and revenue sources through the recent accretive and de-leveraging acquisition of CBS affiliates WFRV-TV and WJMN-TV, and the acquisition of Internet technology provider GoLocal.Biz.  In addition, late in the quarter we entered into a new long-term affiliation agreement with the ABC Television Network for nine owned or operated ABC stations and announced that WFXW-TV is becoming WAWV-TV, the Terre Haute, Indiana ABC affiliate on September 1.

“Nexstar is consistently demonstrating that growing diversification in our business model and leveraging localism, by building digital extensions for core content that heighten consumer engagement and provide marketing solutions to advertisers, is the right path for us to continue to succeed in our markets and across our platform.  At the same time, we remain disciplined in managing costs and addressing our capital structure and leverage.  In the second quarter of 2011, station direct operating expenses (net of trade expense) and corporate expenses all remained relatively constant with year ago levels when eliminating the impact in 2010 of a $1.6 million one-time, non-cash stock-based compensation expense from stock option re-pricing.  SG&A, net of depreciation and amortization, rose approximately 6.6% to $20.4 million largely reflecting legal and professional fees related to our acquisition of the two CBS stations and GoLocal.Biz, and increased local broadcast commissions and e-Media sales expenses.

“We continue to make progress strengthening the balance sheet though our debt and leverage reduction initiatives.  During the second quarter we expanded our Term-Loan B credit facility by $50 million to $149.5 million and used the proceeds to redeem the remaining $33.2 million of the 11 3/8% Senior Discount Notes due 2013, which were the most expensive piece of our capital structure.  We also repurchased approximately $20.5 million of the outstanding 7.0% Senior Subordinated Payment in Kind (PIK) notes due 2014 and $7.4 million of the 7.0% Senior

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Nexstar Broadcasting Group Q2 2011 Results, 8/9/11	page 3

Subordinated notes due 2014.  Free cash flow of $10 million in the 2011 second quarter was deployed for our debt reduction initiatives and we reduced debt on a quarterly sequential basis by $10.9 million to $616.1 million, and in the first half of 2011 Nexstar lowered total debt by $27 million from 2010 year-end levels.

“Early in the current quarter, Nexstar completed its acquisition of WFRV-TV and WJMN-TV, the CBS affiliates serving the Green Bay, Wisconsin and Marquette, Michigan markets for $21.5 million, including working capital adjustments, as well as the acquisition of GoLocal.Biz which provides local business directory, coupon, movie and entertainment listings to local web sites including Nexstar’s 35 community portal web sites.  We funded these purchases with approximately $19 million of borrowings under our credit facilities.

“To date, 2011 is on plan and while comparisons become more challenging in the second half due to record levels of political revenue in the year-ago period, we continue to expect core ad revenue to grow at mid-single digit rates and each of the non-core revenue channels to grow at solid double-digit percentage rates.”

The consolidated total debt of Nexstar, its wholly owned subsidiaries, and Mission (collectively, the “Company”) at June 30, 2011, was $616.1 million and senior secured debt was $466.8 million.  The Company’s total leverage ratio at June 30, 2011 was 5.53x compared to a total permitted leverage covenant of 8.5x.  The Company’s first lien indebtedness ratio at June 30, 2011 was 1.34x compared to the covenant maximum of 2.5x.

The table below summarizes the Company’s debt obligations:

($ in millions)	June 30, 2011	December 31, 2010
Revolving Credit	$-	$-
Bank debt / First Lien Debt	$148.9	$99.5
8.875% Senior Second Lien Notes due 2017	$317.9	$317.4
7% Senior Subordinated Notes due 2014	$37.4	$44.8
7% Senior Subordinated PIK Notes due 2014*	$111.9	$135.5
11.375% Senior Discount Notes due 2013	$-	$45.9
Total Debt	$616.1	$643.1

Cash	$12.5	$23.7

* This was a PIK security through January 15, 2011 and is now cash pay.

Second Quarter Conference Call
Nexstar will host a conference call at 11:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 703/639-1172 (domestic and international callers); no access code is needed.  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

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Nexstar Broadcasting Group Q2 2011 Results, 8/9/11	page 4

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms.  Nexstar owns, operates, programs or provides sales and other services to 65 television stations and related digital signals in 36 markets in 16 states and reaches approximately 13.5 million viewers or approximately 11.6% of all U.S. television households.  The stations are affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, LATV, TV Azteca and Telemundo.  The Company’s 35 community portal websites offer additional hyper-local content and verticals for consumers and advertisers.

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Nexstar Broadcasting Group Q2 2011 Results, 8/9/11	page 5

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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Nexstar Broadcasting Group Q2 2011 Results, 8/9/11	page 6

Nexstar Broadcasting Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net revenue	$75,505	$74,542	$145,450	$143,168

Operating expenses (income):
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	17,499	17,577	35,087	34,930
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	20,439	19,170	40,633	37,668
Loss (gain) on asset disposal, net	94	10	102	(44)
Trade and barter expense	5,309	4,660	10,161	9,239
Corporate expenses	4,516	5,584	9,334	10,336
Amortization of broadcast rights, excluding barter	2,159	2,339	4,409	4,701
Amortization of intangible assets	7,359	5,987	13,198	11,919
Depreciation	5,205	5,257	10,435	10,637

Total operating expenses	62,580	60,584	123,359	119,386

Income from operations	12,925	13,958	22,091	23,782
Interest expense, net	(13,308)	(13,881)	(27,013)	(25,844)
(Loss) gain on extinguishment of debt	(808)	(7,903)	(1,155)	(7,809)

Loss before income taxes	(1,191)	(7,826)	(6,077)	(9,871)
Income tax expense	(1,393)	(1,595)	(2,819)	(3,223)

Net loss	$(2,584)	$(9,421)	$(8,896)	$(13,094)

Basic net (loss) per share	$(0.09)	$(0.33)	$(0.31)	$(0.46)
Basic weighted average number of shares outstanding	28,452	28,431	28,451	28,431
Diluted net (loss) per share	$(0.09)	$(0.33)	$(0.31)	$(0.46)
Diluted weighted average number of shares outstanding	28,452	28,431	28,451	28,431

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Nexstar Broadcasting Group Q2 2011 Results, 8/9/11	page 7

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Income from operations	$12,925	$13,958	$22,091	$23,782
Add:
Depreciation	5,205	5,257	10,435	10,637
Amortization of intangible assets	7,359	5,987	13,198	11,919
Amortization of broadcast rights, excluding barter	2,159	2,339	4,409	4,701
(Gain) loss on asset disposal, net	94	10	102	(44)
Corporate expenses	4,516	5,584	9,334	10,336

Less:
Payments for broadcast rights	2,281	2,414	4,759	4,972

Broadcast cash flow	$29,977	$30,721	$54,810	$56,359

Less:
Corporate expenses	4,516	5,584	9,334	10,336
Adjusted EBITDA	$25,461	$25,137	$45,476	$46,023

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Free Cash Flow (Non-GAAP Measure)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Income from operations	$12,925	$13,958	$22,091	$23,782
Add:
Depreciation	5,205	5,257	10,435	10,637
Amortization of intangible assets	7,359	5,987	13,198	11,919
Amortization of broadcast rights, excluding barter	2,159	2,339	4,409	4,701
(Gain) loss on asset disposal, net	94	10	102	(44)
Non-cash stock option expense	288	1,897	573	2,182

Less:
Payments for broadcast rights	2,281	2,414	4,759	4,972
Cash interest expense	12,489	10,724	24,968	19,259
Capital expenditures	2,772	4,647	6,922	8,263
Cash income taxes, net of refunds	455	446	499	416

Free cash flow	$10,033	$11,217	$13,660	$20,267

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